Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Rob Anderson

303-390-5624

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Second Quarter

2008 Results

•	Diluted EPS Increased 23.3% to $.74

•	49 New Restaurants Opened

•	Comparable Restaurant Sales Increased 7.1%

Denver, Colorado – (Business Wire) – July 23, 2008 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its second quarter ended June 30, 2008.

Highlights for the second quarter of 2008 as compared to the second quarter of 2007 include:

•	Revenue increased 24.2% to $340.8 million

•	Comparable restaurant sales increased 7.1%

•	Restaurant level operating margins decreased 80 basis points to 22.4%

•	Net income increased 22.5% to $24.5 million

•	Diluted earnings per share increased 23.3% to $.74

Highlights for the six months ended June 30, 2008 as compared to the prior year period include:

•	Revenue increased 26.6% to $646.1 million

•	Comparable restaurant sales increased 8.5%

•	Restaurant level operating margins decreased 20 basis points to 21.9%

•	Net income increased 28.8% to $41.8 million

•	Diluted earnings per share increased 27.6% to $1.25

“In an operating environment that has been difficult for most restaurant companies, Chipotle delivered strong top and bottom line performance. We credit a continued focus on our vision of changing the way the world thinks about and eats fast food,” said Chipotle Founder, Chairman and CEO Steve Ells. “During the quarter, we reached an important milestone in our effort to serve all naturally raised meat in our restaurants, becoming the first restaurant company to serve 100% naturally raised chicken, in addition to already serving 100% naturally raised pork, and about 60% naturally raised beef. The care we take in selecting the finest ingredients we can find, and preparing great tasting food using classic cooking methods helps us provide an extraordinary dining experience and maintain exceptional loyalty among our customers.”

Monty Moran, President & COO added, “As the economic environment remains challenging, we believe more than ever that the strength of our restaurant managers and crew continue to be our most valuable asset. Our restaurant managers and crews are a vital part in providing a restaurant experience that is unique to Chipotle, and we continue to work hard to place our highest performers in the right positions. This commitment to hiring and developing the best crews in the industry helps us deepen the brand connection with our customers while also developing our future leaders. “

Second Quarter 2008 Results

Revenue for the second quarter of 2008 increased 24.2% to $340.8 million from $274.3 million in the second quarter of 2007. Growth in revenue was attributable to new restaurants not in the comparable base and a 7.1% increase in comparable restaurant sales in the second quarter. Comparable restaurant sales growth was primarily due to menu price increases and an increase in customer visits. Chipotle opened 49 restaurants during the second quarter of 2008.

Restaurant level operating margins decreased to 22.4% in the second quarter of 2008 from 23.2% in the second quarter of 2007, primarily due to an increase in food costs and higher advertising costs, partially offset by menu price increases associated with the addition of naturally raised meats and lower promotion costs.

General and administrative expenses were $20.7 million in the second quarter of 2008, or 6.1% of revenue, compared to $18.1 million in the second quarter of 2007, or 6.6% of revenue. In the second quarter of 2008, general and administrative expenses declined as a percentage of revenue due to the reversal of a portion of our performance based bonus accrual from the first quarter and the effect of economies of scale from higher restaurant sales. The second quarter general and administrative expenses of 2007 also benefited from the removal of the remaining $1.2 million reserve, or $0.02 per diluted share, associated with credit card transactions.

Income from operations increased to $38.3 million for the second quarter of 2008, compared to $30.7 million in the second quarter of 2007.

Net income for the second quarter of 2008 was $24.5 million, or $0.74 per diluted share, compared to $20.0 million, or $0.60 per diluted share in the second quarter of 2007.

Results for the six months ended June 30, 2008

Revenue for the six months ended June 30, 2008 increased 26.6% to $646.1 million from $510.4 million in the prior year period. This growth in revenue was attributable to new restaurants not in the comparable base and an 8.5% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily due to an increase in customer visits and menu price increases. Chipotle opened 77 restaurants during the period.

Restaurant level operating margins decreased to 21.9% in the period, versus 22.1% in the six months ended June 30, 2007, primarily due to an increase in food costs and higher credit card processing fees associated with increased credit card usage, partially offset by menu price increases associated with the addition of naturally raised meats.

General and administrative expenses were $42.2 million for the six months ended June 30, 2008, or 6.5% of revenues, compared to $35.1 million, or 6.9% of revenues for the prior year period. General and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales and lower performance based bonus accruals for 2008. General and administrative expenses for the first half of 2007 also benefited from the removal of the remaining $1.2 million reserve, or $0.02 per diluted share, associated with credit card transactions.

Income from operations increased to $65.1 million for the six months ended June 30, 2008, compared to $49.3 million a year ago.

Net income for the six months ended June 30, 2008 was $41.8 million, or $1.25 per diluted share, compared to $32.4 million, or $0.98 per diluted share in the prior year period.

“Our comparable sales and bottom line growth in this economic environment reflect the enormous strength of our brand and are a testament to the passion and commitment of our restaurant managers and crew,” said Jack Hartung, Chief Financial Officer. “We continue to expect 130 to 140 new restaurants openings in 2008, and though we face significant economic challenges in the short term, we continue to believe we can grow diluted earnings per share over the long-term at an average annual rate of at least 25%.”

Outlook

Management also expects the following for 2008:

•	Comparable restaurant sales increases in the mid single digits

•	130 - 140 new restaurant openings

•	Non-cash stock compensation expense of approximately $12.5 to $13.0 million

•	An effective tax rate of approximately 38.0%

•	Diluted weighted average common shares outstanding of approximately 33.4 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

Conference Call

Chipotle will host a conference call to discuss second quarter 2008 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-599-4858 or 1-913-312-0942 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 8455003. The replay will be available until July 30, 2008. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates over 775 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding our projected earnings per share growth and compensation-related expenses, as well as statements under the heading “Outlook” related to our expected comparable restaurant sales increases, the number of restaurants we intend to open and our expected stock compensation expense, effective tax rate and number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2008		2007
Revenue:
Restaurant sales	$340,754	100.0%	$274,222	100.0%
Franchise royalties and fees	—	—	124	—

Total revenue	340,754	100.0	274,346	100.0

Restaurant operating costs:
Food, beverage and packaging	109,697	32.2	87,463	31.9
Labor	88,278	25.9	71,116	25.9
Occupancy	23,404	6.9	18,322	6.7
Other operating costs	42,897	12.6	33,665	12.3
General and administrative expenses	20,684	6.1	18,109	6.6
Depreciation and amortization	12,707	3.7	10,576	3.9
Pre-opening costs	3,403	1.0	2,570	0.9
Loss on disposal of assets	1,370	0.4	1,843	0.7

	302,440	88.8	243,664	88.8

Income from operations	38,314	11.2	30,682	11.2
Interest income	925	0.3	1,530	0.6
Interest expense	(75)	—	(74)	—

Income before income taxes	39,164	11.5	32,138	11.7
Provision for income taxes	(14,696)	(4.3)	(12,157)	(4.4)

Net income	$24,468	7.2%	$19,981	7.3%

Earnings per share:
Basic	$0.74		$0.61

Diluted	$0.74		$0.60

Weighted average common shares outstanding:
Basic	32,856		32,642

Diluted	33,284		33,065

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Six months ended June,
	2008		2007
Revenue:
Restaurant sales	$646,081	100.0%	$509,706	99.9%
Franchise royalties and fees	—	—	735	0.1

Total revenue	646,081	100.0	510,441	100.0

Restaurant operating costs:
Food, beverage and packaging	208,591	32.3	162,134	31.8
Labor	169,688	26.3	136,570	26.8
Occupancy	45,237	7.0	35,610	7.0
Other operating costs	81,270	12.6	63,423	12.4
General and administrative expenses	42,244	6.5	35,118	6.9
Depreciation and amortization	24,877	3.9	20,740	4.1
Pre-opening costs	6,234	1.0	4,380	0.9
Loss on disposal of assets	2,833	0.4	3,135	0.6

	580,974	89.9	461,110	90.3

Income from operations	65,107	10.1	49,331	9.7
Interest income	2,268	0.4	3,020	0.6
Interest expense	(149)	—	(149)	—

Income before income taxes	67,226	10.4	52,202	10.2
Provision for income taxes	(25,474)	(3.9)	(19,781)	(3.9)

Net income	$41,752	6.5%	$32,421	6.4%

Earnings per share:
Basic	$1.27		$0.99

Diluted	$1.25		$0.98

Weighted average common shares outstanding:
Basic	32,832		32,600

Diluted	33,307		33,010

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	June 30, 2008	December 31, 2007
Total current assets	$220,338	$201,844
Total assets	$786,756	$722,115
Total current liabilities	$71,295	$73,301
Total liabilities	$177,719	$160,005
Total shareholders’ equity	$609,037	$562,110

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2008	2007
Cash provided by operating activities	$95,639	$62,039
Cash used in investing activities	$(51,266)	$(68,384)
Cash provided by financing activities	$68	$8,920

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30, 2008	Mar. 31, 2008	Dec. 31 2007	Sept. 30, 2007	June 30, 2007
Number of company-operated restaurants opened	49	28	37	28	32
Franchise acquisitions	—	—	—	—	4
Restaurant relocations or closures	(1)	(2)	(1)	—	(1)
Number of company-operated restaurants*	778	730	704	668	640
Average restaurant sales	$1,774	$1,767	$1,734	$1,708	$1,674
Comparable restaurant sales increases	7.1%	10.2%	10.6%	12.4%	11.6%

*	All restaurants are company-operated as of June 30, 2008.